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EXHIBIT 1

District Court, Jefferson County, Colorado Court Address: 100 Jefferson County Parkway, Golden, CO 80401
In Re the Marriage of:
Petitioner: JAMES R. MAULT	SSN: ###-##-####
v.
Respondent/Co-Petitioner: KELLIE L. MAULT	SSN: ###-##-####
COURT USE ONLY
Case Number: 02 DR 946
Division: 7 (V) Courtroom:

DECREE OF ☒ DISSOLUTION OF MARRIAGE ☐ LEGAL SEPARATION

This matter was reviewed by the court on                                                           (date).

Petitioner		☒	Respondent ☐ Co-petitioner
☐	Appeared in person	☐	Appeared in Person ☐ Did not appear
☒	Signed the non-appearance affidavit	☒	Signed the non-appearance affidavit
☒	Was represented by Steven C. Lass	☒	Was represented by Denise K. Mills

The court has examined the record,	☐	heard the evidence and statements of
	☒	read the non-appearance affidavit of the parties

and makes the following findings:

1.	☒	The court has jurisdiction over both parties based upon:
☐ The parties filing jointly on (date)
☒ Respondent signed waiver on 3/28/02 (date)
☐ Service on (person), on (date)
at (place)
	☐	The court has jurisdiction over in-state property by quasi in rempublication.
	☐	The court has only subject matter jurisdiction by publication by consolidated notice, or certified mail.
2.	The parties were domiciled in Colorado for ninety days before this case was filed.
3.	At least ninety days have passed since filing, service or completion of publication, whichever is later.
4.	The marriage between the parties is irretrievably broken.
5.	☒	The separation agreement between the parties
☒ which is attached as Exhibit A
☐ which has been read into the record and will be filed by the parties on or before has been considered by the court and is found not to be unconscionable as to support, maintenance, and division of property.
	☐	The court has entered permanent orders that will be filed by (date).
	☐	The court finds it is in the best interest of the parties that a decree be entered even though there is no permanent order on this date.

6.	☒ All provisions of the parenting plan, including residence, parenting time, and decision-making, are in the best interests of the children.
7.	☐ The name change request is not detrimental to the interest of any person.
8.	☐ The attached support order becomes a part of this decree.
The Court therefore ORDERS:
☒	The marriage is dissolved and a Decree of Dissolution of Marriage is entered.
☐
A Decree of Legal Separation is entered. The parties are advised that either may, six (6) months from this date, apply for entry of a Decree of Dissolution of Marriage, which will be granted upon proof of notice to the other party.
☒	Each parent shall perform the applicable provisions of the parenting plan.
☐	The is granted a restoration of name to .

Each party shall perform the applicable provisions of the separation agreement, permanent orders, or non-appearance affidavit.

THE COURT FURTHER ORDERS: The Separation Agreement is incorporated herein.

Attorney for Petitioner STEVEN C. LASS	Date	Attorney for Co/petitioner/Respondent DENISE K. MILLS	Date

District Court Judge	Date	District Court Magistrate	Date

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  EXHIBIT 1